Exhibit 10.1

KIMBALL INTERNATIONAL, INC.
2019 ANNUAL CASH INCENTIVE PLAN

The Board of Directors (the “Board”) of Kimball International, Inc. (the “Company”) believes that the long-term success of the Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees appropriate incentive to generate profitable growth across the organization. The Board also believes it is important to align compensation of officers and eligible employees with the interests of Shareowners. In 2019, in accordance with this belief, the Board, upon recommendation of the Compensation and Governance Committee (the “Committee”) of the Board (comprised of independent outside directors), unanimously adopted, the Kimball International, Inc. 2019 Annual Cash Incentive Plan (the “Plan”). This Plan is effective for fiscal year 2020 and forward and completely replaces and supersedes the 2016 Annual Cash Incentive Plan.

The profit-sharing framework of this Plan has been in place prior to the Company becoming publicly traded in 1976. The Plan measures performance at the consolidated level for all executive officers and other eligible employees, as defined below.

Goal. The goal of the Plan is to link an employee’s compensation to the financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the performance of the Company.

Eligibility. Executive officers and other employees who are designated in writing as eligible by the Chief Executive Officer or Chief Administrative Officer shall participate in the Plan (“Participants”). The Chief Executive Officer and the Chief Administrative Officer each has the authority to modify the list of eligible employees for each Plan year. Persons ineligible to participate in this Plan include temporary employees, employees who engage directly in manufacturing or delivery of product, employees who participate in a sales commission plan (except those in hybrid roles, defined as those who oversee and manage both employees who are eligible under this Plan and those who are ineligible to participate in this Plan), and persons joining the Company as employees as a result of an acquisition, as determined by the terms and conditions of the acquisition.

Incentive Criteria. The Committee sets the performance measure(s) and performance goals at the beginning of the fiscal year to incent desired results. The performance measure(s) can vary from year to year and may be based on any one or any combination of the following business criteria: (i) operating income; (ii) earnings per share; (iii) return on capital; (iv) return on assets; (v) economic profit; (vi) market value per share; (vii) EBITDA; (viii) cash flow; (ix) net income (before or after taxes); (x) revenues; (xi) cost reduction goals; (xii) market share; (xiii) total return to shareholders; and (xiv) other appropriate performance measures. The Committee must approve the performance goals (“Goals”) within the first 25% of the period of service to which the Goals relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). After the Relevant Time Period, the Committee may adjust for extraordinary events or items during a fiscal year, as it deems appropriate.

Cash Incentive Amounts. The Committee establishes cash incentive targets for each participant, expressed as a percentage of the Participant’s salary. A higher incentive-percentage will be set for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s financial success. The Committee also establishes minimum, target and maximum payout levels. The Plan allows for a payout cap of up to 120 percent of base salary for the Company’s Chief Executive Officer and a payout cap of up to 100 percent of base salary for all other Participants. The Committee may use its discretion to achieve a desired mix of short-term cash incentives as a percentage of total target compensation for an Executive Officer. In the event of a change in position of an Executive Officer during the fiscal year, the Committee has the discretion to determine adjustments to the Executive Officer’s participation in or cash incentive payout under the Plan. For all other Participants, such discretion shall lie with the Chief Executive Officer or Chief Administrative Officer. The Plan is designed so that Participants will achieve maximum cash incentives only if the Company achieves maximum targeted performance levels, considering various economic indicators and improvement goals as determined by the Committee. Awards under the Plan will be determined based on actual fiscal year performance, which is determined following the end of the relevant fiscal year. The Committee’s determination shall be final, binding and conclusive.

Administration. For a particular fiscal year, the Committee must approve the Goals, performance measure computation adjustments, and any other conditions within the Relevant Time Period. At the end of each fiscal year, but before Plan incentives may be paid, the Committee must certify in writing whether the Goals and other conditions have been satisfied. The Committee is authorized to amend or terminate the Plan effective for future fiscal years.

Cash Incentive Payments. Cash incentives will be paid in August of the following fiscal year in one cash installment. If a Participant’s employment is terminated before the actual payment date, the former employee will not be entitled to receive that cash incentive payment or any subsequent cash incentive payment, unless the Participant’s termination was caused by Retirement, as defined below, death or permanent disability. If the Participant’s termination was due to Retirement, death or permanent disability, that Participant or his or her estate, in the event of the Participant’s death, will be entitled to receive any unpaid incentive payments for the previous fiscal year on the scheduled payment date, and a pro-rata share of the current fiscal year incentive, if any has been earned based upon the Company’s actual performance for such fiscal year, which will be paid in full within 2½ months after the end of the Company’s current fiscal year. “Retirement” means what the term is expressly defined to mean for purposes of the Plan in a then-effective written agreement signed by both a Participant and an authorized executive officer or member of the Board on behalf of the Company, or, in the absence of any such then-effective agreement or definition, means any termination of a Participant’s employment, other than for Cause, as defined below, occurring at or after the Participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the Participant has reached the age of 55 and has a combination of age plus years of Continuous Service equal to or greater than 75 and the Participant complies with the process for approval of Retirement established by the Company. “Continuous Service” means the absence of any interruption or termination in the provision of service to the Company by a Participant. Continuous Service will not be considered interrupted in the case of (i) sick leave, military leave or any other leave of absence approved by the Company; (ii) transfer between the Company and an Affiliate or any successor to the Company; or (iii) any change in status so long as the individual remains in the Continuous Service of the Company or any Affiliate. A Participant’s Continuous Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Participant provides services ceasing to be an Affiliate.

“Cause” means one or more of the following occurrences: (i) the Participant's willful and continued failure to perform substantially the duties or responsibilities of the Participant's position (other than by reason of Total Disability as defined in the Company’s long term disability program), or the willful and continued failure to follow lawful instructions of a senior executive or the Board , if such failure continues for a period of five days after the Company delivers to the Participant a written notice identifying such failure; (ii) the Participant's conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (iii) the Participant's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company or any misconduct that involves moral turpitude; or (iv) the Participant’s failure to uphold a fiduciary duty to the Company or its shareholders.

“Affiliate” means any entity that is a member, along with the Company, of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Internal Revenue Code Section 414(b) or(c).

Repayment, Forfeiture. After the Committee certifies that Goals and other conditions have been satisfied as described above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to, and in appropriate cases, will, seek recovery of all or any portion of cash incentive payments made if (i) the amount of the cash incentive payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the cash incentive payment that would have been awarded to a Participant would have been lower than the amount actually awarded had the financial results been properly reported. Further, the Company is not limited in its power to take other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

This Plan may be amended as required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovering of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other governing jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant.

The Plan is governed by the laws of Indiana and is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended. All payments shall be reduced for applicable tax withholding.